Exhibit 10.20

AMENDMENT to the

CONSULTING AGREEMENT

AND

WAIVER AGREEMENT

This Amendment and Agreement dated February 14, 2011 (the “Amendment”) amends that certain Consulting Agreement dated December 31, 2009 (the “Original Agreement”) between BMB Munai, Inc., a Nevada corporation (the “Company”) and Boris Cherdabayev (the “Advisor”).  The Amendment and the Original Agreement are together referred to as the “Agreement.”   The Company and the Advisor are sometimes jointly referred to as the Parties.

Any capitalized terms used but not defined either in this Amendment or by cross reference to another agreement shall have the meanings ascribed to such terms in the Original Agreement.

RECITALS

WHEREAS, the Company is entering into a Participation Interest Purchase Agreement (the “Purchase Agreement”), dated as even date herewith, by and among the Company, Palaeontol B.V, a company organized under the laws of the Netherlands (“Purchaser”), and MIE Holdings Corporation, an exempted company with limited liability organized under the Laws of the Cayman Islands, whereby the Company has agreed to sell to Purchaser and Purchaser has agreed to purchase from the Company all of the issued and outstanding participation interests of Emir-Oil LLC, an entity organized under the laws of the Republic of Kazakhstan (the “Sub”) and certain loans extended by the Company to Sub (such loans, including all principal, interest and other amounts payable with respect thereto;

WHEREAS, pursuant to Section 2.3 of the Purchase Agreement, a portion of the Initial Purchase Price (as that term is defined in the Purchase Agreement) in the amount of $36,000,000 (the “Escrow Funds”) is to be deposited in an escrow account for the benefit of the Company and the Purchaser, as provided in an Escrow Agreement (the “Escrow Agreement”) to be entered into between, Purchaser, the Company and an escrow agent, which currently is anticipated to be DB Trustees (Hong Kong) Limited(“Escrow Agent”);

WHEREAS, the Company and Advisor have previously entered into the Original Agreement pursuant to which, among other matters, Advisor is entitled to receive a payment of $5,000,000 from the Company if the Company executes any agreement to engage in an Extraordinary Event;

WHEREAS, the Advisor has agreed to amend the Original Agreement to reflect that the Severance Payment is deemed to be earned upon release of the Escrow Funds;

WHEREAS, the Advisor has also agreed, in order to induce Purchaser to enter into the Purchase Agreement, to contribute all Distributions (as defined below) payable to him as a shareholder into the Escrow Account as part of the Escrow Funds, and to be paid such Distributions only as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.           Amendment to Consulting Agreement.

(a)           Effective at and contingent upon the Closing (as defined in the Purchase Agreement), the paragraph labeled “Extraordinary Event Payment” in the Original Agreement is hereby amended and restated to read in its entirety as follows:

“Extraordinary Event Payment.  The Company and Advisor agree that the Company has entered into the Purchase Agreement, that the Company’s execution of the Purchase Agreement is an Extraordinary Event for purposes of this Agreement, and that such Extraordinary Event will entitle Advisor to a payment of up to $5,000,000 from the Company (the “Severance Payment”) in the event that the Closing occurs, upon the following payment terms:

1.           Advisor agrees that he is not entitled to payment of the Severance Payment until release of the Escrow Funds, as described below.

2.           Advisor acknowledges and understands that the Escrow Funds originally deposited into the Escrow Account (the “Original Escrow Funds”) may be reduced by any claims for Indemnification (as that term is defined in the Purchase Agreement) made by Purchaser (“Claims”, and the aggregate dollar amount of such Claims, the “Claim Amount”). The Original Escrow Funds less any such Claim Amounts that have been retained by the Escrow Agent at the Termination Date (as that term is defined in the Escrow Agreement) or that have been paid to the Purchaser pursuant to a Disbursement Direction or Judgment Notice (as those terms are defined in the Escrow Agreement) prior to the Termination Date shall be the “Adjusted Escrow Funds.”

3.           Advisor and the Company agree that Advisor shall be entitled to receive from the Adjusted Escrow Funds so released, prior to any distribution or payment to its stockholders (whether as dividends, liquidating distributions or any other form of distribution payable to stockholders as stockholders) any amounts received by the Company from the Purchaser under the Purchase Agreement (a “Distribution”), a dollar amount (the “First Payment”) equal to the product of (A) $5,000,000 and (B) (i) the Adjusted Escrow Funds divided by (ii) the Original Escrow Funds.

4.           From time to time after the release of the Adjusted Escrow Funds, if additional Escrow Funds are released to the Company pursuant to a Disbursement Direction or Judgment Notice (“Additional Releases”), Advisor shall be entitled to receive from each such Additional Release, prior to any Distribution of the Additional Release, a dollar amount (a “Subsequent Payment”) equal to the product of (A) (i) $5,000,000 minus (ii) Advisor’s First Payment minus (iii) any Subsequent Payments made to Advisor prior to the date of such calculation, if any, and (B) (i) the Additional Release being made at such time divided by (ii) (x) Original Escrow Funds minus (y) the Adjusted Escrow Funds minus (z) all Additional Releases made prior to the date of such calculation.

5.            The First Payment and any Subsequent Payments shall be deemed the “Final Severance Payment” once there are no longer any Escrow Funds remaining to be disbursed to either Purchaser or the Company under the Escrow Agreement. Advisor understands and acknowledges that, to the extent no Escrow Funds are released to the Company under the Agreement, there shall be no Severance Payment to Advisor, and Advisor waives and releases the Company, its Affiliates (as that term is defined in the Purchase Agreement) and each of their respective officers, directors, employee and agents from any liability for such failure to pay the Severance Payment or for any decreased amount paid as the Final Severance Payment.

b.             For avoidance of doubt, the parties agree that (i) in no event shall Advisor receiver grater than $5,000,000 pursuant to this Section 1, and (ii) in the event that the Closing under the Purchase Agreement does not occur and the Purchase Agreement is terminated pursuant to its terms, the terms and conditions of the Original Agreement shall remain in full force and effect and this Amendment shall be null and void; provided that the execution of the Purchase Agreement will not be considered an Extraordinary Event under the Original Agreement.

c.           Except as expressly modified herein, all terms and provisions of the Original Agreement shall remain unchanged and in full force and effect and this Amendment will not constitute a novation or have the effect of discharging any liability or obligation evidenced by the Original Agreement or any related document.

2.           Contributed Distributions.

a.           (a) Advisor represents and warrants to the Company that he holds, directly or indirectly, the 6,248,727 shares of the $0.001 par value Common Stock of the Company (the “Advisor Shares”) listed on Exhibit A hereto, and that Advisor is the record and beneficial owner of and has the sole right to vote and execute signature pages to this Agreement with respect to the Advisor Shares, which at the date hereof are (and during the term of this Agreement shall remain) free and clear of any liens, claims, options, charges or other encumbrances, other than those restrictions entered into pursuant to the Voting Agreement (as that term is defined in the Purchase Agreement) and other than as set forth herein; and (b) Advisor does not own, either beneficially or of record, any shares of the Company’s Common Stock, other than the Advisor Shares and does not have any right, claim or demand to receive any additional equity interest in the Company or to have any economic benefit, right or privilege with respect to any equity interest in the Company, other than the Advisor Shares.

b.           Advisor agrees not to Transfer (as that term is defined in the Voting Agreement) any Advisor Shares or to make any offer or enter into any agreement relating thereto, at any time during the term of this Agreement. Advisor agrees not to acquire any Additional Shares (as that term is defined in the Voting Agreement) during the term of this Agreement, provided that to the extent the Company undertakes a stock split of the Company’s Common Stock, any Additional Shares of the Company’s Common Stock issued with respect thereto shall be deemed Advisor Shares hereunder.  The Company agrees not to make or pay to its stockholders any dividends on the Company’s Common Stock payable in shares of the company’s Common Stock during the term of this Agreement. This Section 2(b) shall not prohibit a Transfer of the Advisor Shares among any of the persons listed on Exhibit A hereto as the record holders of the Advisor Shares, and bound by this Agreement.

c.           The Company and Advisor agree that, upon any determination by the Company from time to time after the Closing to make a Distribution of the proceeds received by the Company from the Purchase Agreement (but not any Distribution following release of any Escrow Funds), any Distributions payable to Advisor shall be deemed paid and shall be contributed on behalf of the Advisor to the Company in order to form part of the Escrow Funds deposited with the Escrow Agent (the “Contributed Distribution”).  The Company and Advisor agree that the Contributed Distribution shall be re-paid to Advisor in accordance with the following terms:

(i)           Assuming payment in full of the First Payment to Advisor upon release of the Adjusted Escrow Funds, and prior to any Distribution of the Adjusted Escrow Funds, but pari passu with payments being made to Toluesh Tolmakov pursuant to that certain Waiver Agreement by and between the Company and Toluesh Tolmakov (“Tolmakov”) of even date herewith (the “Tolmakov Agreement”), Advisor shall be entitled to receive an amount equal to the product of (A) (i) the Adjusted Escrow Funds minus (ii) the First Payment and (B) (i) the number of Advisor Shares divided by (ii) the sum of (x) the number of Advisor Shares and (y) the number Tolmakov Shares (as that term is defined in the Tolmakov Agreement).

(ii)           In the event that payments made under subpart (i) are less than the Contributed Distribution, and until such time as Advisor has received the full Contributed Distribution under this Section 2(c), upon release of any Additional Release, Advisor shall first be entitled to receive payment of the Subsequent Payment if any, due under Section 1(a), above, and then shall be entitled to receive, prior to any Distribution of the Additional Release, but pari passu with payments being made to Tolmakov pursuant to the Tolmakov Agreement, an amount equal to the product of (A) (i) the Additional Release minus (ii) the Subsequent Payment, if any, and (B) (i) the number of Advisor Shares divided by (ii) the sum of (x) the number of Advisor Shares and (y) the number Tolmakov Shares.

(iii)           The maximum payment under this Section 2(c) cannot exceed the Contributed Distribution.

(iv)           For avoidance of doubt, Advisor shall have the right as a stockholder to participate in all Distributions by the Company after re-payment in full of the Contributed Distribution to Advisor (and re-payment of the similar amount to Tolmakov under the Tolmakov Agreement)..

3.           Other Representations.  Advisor has full power and authority to make, enter into and carry out the terms of th all necessary action on the part of Advisor and no further action on the part of Advisor is necessary to authorize the execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Advisor and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Advisor, enforceable against Advisor in accordance with its terms.

[Signature page follows immediately.]

IN WITNESS WHEREOF, the Company and Advisor have executed this Amendment and Waiver Agreement as of the date first written above.

BMB MUNAI, INC.

By: /s/ Gamal Kulumbetov
Name printed: Gamal Kulumbetov
Title:  Chief Executive Officer

ADVISOR:

/s/ Boris Cherdabayev
Boris Cherdabayev, individually and as the
authorized signatory for each of the
persons and entities listed on
Exhibit A hereto

Signature Page to Amendment to Consulting Agreement and Waiver Agreement

EXHIBIT A
TO THE AMENDMENT TO THE

CONSULTING AGREEMENT AND WAIVER AGREEMENT

BY AND BETWEEN BMB MUNAI, INC. AND BORIS CHERDABAYEV

DATED FEBRUARY 14, 2011

Name of Record Holder	Number of Shares
Boris Cherdabayev	4,128,601
Westfall Group Limited, Asael Sorensen, Trustee	447,841
Westfall Group Limited, for the benefit of Boris Cherdabayev	1,658,285
Asael T. Soprensen, Trustee for the benefit of Boris Cherdabayev	14,000

TOTAL:	6,248,727